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                                                                     Exhibit 4.1


                           AGREEMENT FOR THE SALE AND

                            PURCHASE OF THE SELLER'S

                        ASSETS RELATING TO TELKOM MOBILE

                       NO: K. TEL. /HK. 850/UTA - 00/2002

                                 By and Between

                         PERUSAHAAN PERSEROAN (PERSERO)
                         PT TELEKOMUNIKASI INDONESIA TBK

                                    as Seller

                                       And

                           PT TELEKOMUNIKASI SELULAR

                                  as Purchaser

                            Dated as of 3 April 2002

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THIS AGREEMENT is made on 3 April 2002

BETWEEN:

(A) Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk, whose Articles of Association have been published in the State Gazette of the Republic of Indonesia Number 5, dated 7 January 1992, Supplement of the State Gazette of the Republic of Indonesia Number 210, as amended several times lastly have been published in the State Gazette of the Republic of Indonesia Number 92, dated 17 November 2000, Supplement of the State Gazette of the Republic of Indonesia Number 336, domiciled at Jl. Japati No. 1, Bandung 40133, in this legal action is legally represented by Muhammad Nazif, title President Director, in this Agreement is stated as the "Seller"; and

(B) PT Telekomunikasi Selular, whose Articles of Association have been published in the State Gazette of the Republic of Indonesia Number 94, dated 24 November 1995, Supplement of the State Gazette of the Republic of Indonesia Number 9719, as amended several times lastly have been published in the State Gazette of the Republic of Indonesia Number 73, dated 10 September 1996, Supplement of the State Gazette of the Republic of Indonesia Number 7788, domiciled at Graha Surya Internusa Level 18, Jl. H.R. Rasuna Said Kav. X-0, Jakarta 12950, in this legal action is legally represented by Mulia P. Tambunan, title President Director, in this Agreement is stated as the "Purchaser".

WHEREAS:

(a) On 3 January 2002 the parties entered into the Cooperation Agreement in relation to the DCS 1800 Operational and Frequency Licenses of the Seller.

(b) In accordance with that Cooperation Agreement, the parties agreed to sign an agreement for the sale and purchase of the Seller's assets relating to and the transfer of the employees of Telkom Mobile.

THE PARTIES AGREE as follows:

1.       INTERPRETATION

1.1      In this Agreement:

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         "PURCHASED ASSETS" means all the items referred to in clause 2.1;

         "EXCLUDED ASSETS" means, all the items referred to in clause 2.2;

         "GOVERNMENTAL ENTITY" means a court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency of the central government or provincial or local government in the Republic of Indonesia or elsewhere in the world;

         "RECORDS" means the Seller's books and records maintained as books and records of Telkom Mobile (including, without limitation, any bought and sold ledgers, purchase and sales day books, purchase and sales invoices) in the possession of the Seller as of the Effective Time, provided that the records shall not include any of the foregoing relating to the Excluded Assets or the Tax Records, and further provided that the Purchaser shall be entitled to copies of the Tax Records relating to the conduct of Telkom Mobile, but only if and to the extent that such Tax Records are relevant to the determination of Taxes for Telkom Mobile for a period ending after the Effective Time;

         "TAX RECORDS" means all corporate records, and financial records and files, and books and records of the Seller relating to Taxes for all periods prior to the Effective Time;

         "TELECOMMUNICATIONS FACILITIES" means all telecommunications facilities, furnishings, computers, equipment, inventory stock and systems designated as assets of Telkom Mobile as set out in Schedule 5;

         "PURCHASE PRICE" shall have the meaning set forth in clause 4.1;

         "BUSINESS DAY" means a day other than a Saturday or Sunday or public holiday in the Republic of Indonesia;

         "SELLER WARRANTIES" shall have the meaning set forth in clause 7.4; and

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         "ASSET WARRANTY" means a representation and warranty contained in Part
         B of Schedule 1 and "ASSET WARRANTIES" means all such representations and warranties;

         "SIGNING WARRANTY" means a representation and warranty contained in Part A of Schedule 1 and "SIGNING WARRANTIES" means all such representations and warranties;

         "CLOSING WARRANTIES" shall have the meaning set forth in clause 7.3;

         "PURCHASER WARRANTY" means a statement contained in Schedule 2 and "PURCHASER WARRANTIES" means all those statements;

         "INTELLECTUAL PROPERTY" means:

         (i) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, knowhow, rights in designs and inventions;

         (ii) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (i);

         (iii) rights of the same or similar effect or nature as or to those in paragraphs (i) and (ii) which now or in the future may subsist; and

         (iv) the right to sue for past infringements of any of the foregoing rights;

         "CONTRACTS" means all the contracts set out in Schedule 6, and "CONTRACT" means any one of the Contracts;

         "EXCLUDED CONTRACTS" means all contracts of the Seller not being the Contracts;

         "SELLER DISCLOSURE SCHEDULES" shall have the meaning set forth in clause 7.4;

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         "ASSET DISCLOSURE SCHEDULE" shall have the meaning set forth in clause
         7.2;

         "SIGNING DISCLOSURE SCHEDULE" shall have the meaning set forth in clause 7.1;

         "CLOSING DISCLOSURE SCHEDULE" shall have the meaning set forth in clause 7.3;

         "PURCHASER DISCLOSURE SCHEDULE" shall have the meaning set forth in clause 9.1;

         "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof;

         "TAX" OR "TAXES" means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any Governmental Entity and shall include interest or penalties thereon;

         "EMPLOYEES" means all employees of the Seller listed in Schedule 4;

         "ENCUMBRANCE" means a mortgage, hak tanggungan (hipotek), hak gadai, hak jaminan fidusia, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

         "LIENS" shall mean any pledge, mortgage, charge, claim, title, imperfection, defect or objection, security interest, conditional or instalment sales agreement, encumbrance, easement, encroachment, third party right or restriction, of any kind, whether incurred or assumed by the Seller;

         "PERMITTED LIENS" means (i) Liens for current taxes not yet due or taxes being contested in good faith, (ii) mechanics', materialmen's warehousemen's, contractors', workmens', repairmens', carriers and similar

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         Liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, which are not, individually or in the aggregate, material and (iii) Liens, imperfections of title and easements and zoning restrictions, if any, which do not materially detract from the value of the property subject thereto and purposes to which such property is currently employed;

         "KNOWLEDGE" of any party shall mean the actual knowledge of each of the directors of such party and, in the case of the Seller, the actual knowledge of each of the directors of the Seller;

         "CLOSING" means closing of the sale and purchase of the Purchased Assets referred to in clause 5.1;

         "CONSENT" means, with respect to any Government Entity or any other third party, any approval, consent, ratification, permit, licence, waiver or other authorisation of, filing with or notice to such Government Entity or other third party, as the case may be;

         "PROCEEDING" means any action, suit, enquiry, proceeding or investigation by or before any Governmental Entity;

         "EFFECTIVE TIME" means the close of business on the Business Day before the Closing Date;

         "CLOSING DATE" means the date and time at which the Closing actually occurs;

         "ASSUMED LIABILITIES" shall have the meaning set forth in clause 11.1;

         "EXCLUDED LIABILITIES" shall have the meaning set forth in clause 11.2;

         "TRANSACTION" means the sale and purchase of the Purchased Assets and the transfer of the Employees pursuant to this Agreement;

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         "TELKOM MOBILE" means the unit of the Seller responsible for developing the DCS 1800 License granted to Seller;

1.2      In this Agreement, a reference to:

         1.2.1 liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

         1.2.2 a statutory provision includes a reference to the statutory provision as amended, modified or re-enacted from time to time, any statutory provision substituted therefor and any subordinate legislation made under the statutory provision (as so amended, modified or re-enacted);

         1.2.3 any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns;

         1.2.4 a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of or schedule to this Agreement; and

         1.2.5 any reference to any event, change or effect being "material" or having a "material adverse effect" on or with respect to any business or entity means such event, change or effect is materially adverse to (i) financial condition or results of operations of such business or entity as a whole or (ii) the ability of such business or entity to consummate the Transaction.

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1.3      The headings in this Agreement do not affect its interpretation.

2.       SALE AND PURCHASE

2.1 On the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall buy, receive and accept, in each case with effect from the Closing Date, the following assets as they exist at the Effective Time:

         2.1.1 all of the Seller's right, title and interest in and to, and liabilities and obligations under and associated with, the Contracts (subject to clauses 10.6 and 11.2);

         2.1.2 all of the Seller's right, title and interest in and to the Telecommunications Facilities.

2.2 Notwithstanding any other provision of this Agreement, the following assets shall not be included in the Purchased Assets to be sold or acquired pursuant to this Agreement:

         2.2.1    all Excluded Contracts;

         2.2.2 all right, title and interest to the Intellectual Property owned by the Seller;

         2.2.3    all Tax Records;

         2.2.4 any refunds of Taxes or other amounts receivable with respect to the Taxes of the Seller; and

         2.2.5    any and all assets of the Seller not listed in the Schedules.

3.       CONDITIONS

3.1 The respective obligations of each of the Purchaser and the Seller to consummate the

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         Transaction shall be subject to the satisfaction of the following conditions any of which may be waived in writing by both, but only both, parties:

         3.1.1 No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits, and there shall have been no order, writ or injunction of a court of competent jurisdiction in effect precluding the performance by either party of its material obligations hereunder.

         3.1.2 Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser or the Seller, any Proceeding that is reasonably likely to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with the performance by either party of any of its obligations hereunder, except for such obligations that, considered individually or in the aggregate, are not material.

         3.1.3 Each of the Consents necessary for the performance by the Seller of its material obligations hereunder, other than, without prejudice to clause 10.6, Consents necessary in order to assign and novate the Contracts shall have been obtained and shall be in full force and effect.

         3.1.4 Each of the Consents necessary for the performance by the Purchaser of its material obligations hereunder, other than, without prejudice to clause 10.6, Consents necessary in order to assign and novate the Contracts shall have been obtained and shall be in full force and effect.

         3.1.5 The Seller shall have transferred or assigned to the Purchaser all of Seller's right, title and interest in and to the Contracts, and novated to the Purchaser the obligations and

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                  liabilities under and associated with the Contracts; and the
                  Purchaser shall have assumed, become liable for and agreed to perform the Contracts.

         3.1.6 The parties shall have executed and delivered to each other an agreement with regard to the transfer of Employees to the Purchaser incorporating the provisions of clause 12.1.

3.2 The obligation of the Purchaser to consummate the Transaction shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by the Purchaser:

         3.2.1 Each of the necessary approvals of the Boards of Directors and Commissioners of Seller shall have been obtained and remain in full force and effect.

         3.2.2 There must not have been made or threatened by any third party any material claim asserting the Seller is not the legal owner of substantially all of the Purchased Assets save and except for such claims as the Purchaser has Knowledge, or has reason to believe, to be frivolous or made without basis.

         3.2.3 The Seller shall have delivered to the Purchaser the documents required by clause 5.2.

         3.2.4 All of the representations and warranties of the Seller set forth in this Agreement or in any certificate delivered in connection herewith that are qualified as to materiality shall have been true and correct in all respects and each such representation that is not so qualified (considered individually), and all such representations and warranties that are not so qualified (considered collectively) shall have been true and correct in all material respects, (i) in the case of the representations and warranties in Part A and Part B of Schedule 1, as of the date of this Agreement and (ii) as if made on and

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                  as of the Closing Date (without recognising as valid
                  disclosures in the case of the representations and warranties in Part A and Part B of Schedule 1, those disclosures made in any supplement or amendment to the Signing Disclosure Schedule in the form in which it was delivered simultaneously with the execution of this Agreement).

3.3 The obligation of the Seller to consummate the Transaction shall be subject to the satisfaction of the following conditions, any of which, may be waived in writing by the Seller:

         3.3.1 Each of the necessary approvals of the Boards of Directors and Commissioners and the General Meeting of Shareholders of Purchaser shall have been obtained and remain in full force and effect.

         3.3.2 The Purchaser shall have delivered to the Seller the documents required by clause 5.3.

         3.3.3 All of the representations and warranties of the Purchaser set forth in this Agreement or in any certificate delivered in connection herewith that are qualified as to materiality shall have been true and correct in all respects, and each such representation that is not so qualified (considered individually), and all such representations and warranties that are not so qualified (considered collectively), shall have been true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date.

         3.3.4 If considered appropriate by the Seller, the approval by the General Meeting of the Shareholders of Seller of the consummation of the Transaction by Seller has been obtained and remains in full force and effect.

3.4 If, at any time, the Seller or the Purchaser becomes aware of facts or circumstances

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         which it determines, in its sole and absolute discretion, could have a material adverse effect on the consummation of the Transaction, it shall promptly notify the other party in writing.

4.       PURCHASE PRICE

4.1 The purchase price of the Purchased Assets is Rp 135,518,783,330 (the "PURCHASE PRICE"), as detailed in Attachment 5 and 6.

4.2 At Closing, the Purchaser shall pay to the Seller, or as the Seller directs, in an amount equal to the Purchase Price by wire transfer in immediately available funds to a bank account of the Seller, details of which are to be provided to the Purchaser at least five (5) Business Days prior to the expected date of the Closing. Upon receipt of the Purchase Price, the Seller shall promptly deliver to the Purchaser a written acknowledgement thereof.

5.       CLOSING

5.1 The Closing shall take place at the offices of Hadiputranto, Hadinoto & Partners at The Jakarta Stock Exchange Building, Tower II, 21st Floor, Jl. Jend, Sudirman Kav. 52-53, Jakarta 12910, or at such other place as the parties shall agree upon in writing, at 10.00 a.m. (local time) on 30 April 2002 or at such other time and date as the parties shall agree upon in writing, effective as of 12:01 a.m. on the following day; provided that the Closing Date shall be no later than 30 June 2002 (unless otherwise extended pursuant to clause 6.1(c)(i) or clause 6.1(d)(i)).

5.2 At the Closing, the Seller shall deliver to the Purchaser the following:

         5.2.1 The Records, executed sale and purchase contracts, assignments, registrations and other instruments of sale and purchase, assignment and transfer as shall be effective to vest in the Purchaser all of the right, title and interest of the Seller in the Purchased Assets.

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         5.2.2    A certificate of an authorized director of the Seller dated the Closing Date, to the effect that (a) the Closing Warranties are true and correct in all material respect as of the Closing Date as if made on the Closing Date (recognising as valid disclosures those disclosures made in the Closing Disclosure Schedule), and (b) the Seller has performed all obligations required under this Agreement to be performed by it at or prior to the Closing.

         5.2.3 A deed of transfer evidencing the transfer of all right, title and interest and assumption of all liabilities pursuant to this Agreement in the Purchased Assets (the "DEED OF TRANSFER"), executed by the Seller.

         5.2.4 Novation agreements in respect of the Contracts, executed by the Seller and the counterparties to such Contracts.

5.3 At the Closing, the Purchaser shall deliver to the Seller the following:

         5.3.1    The Purchase Price, in the manner required by clause 4.2.

         5.3.2 The Deed of Transfer, executed by the Seller and the Purchaser.

         5.3.3 A certificate of an authorized director of the Purchaser dated the Closing Date, to the effect that (a) the Purchaser Warranties are true and correct in all material respect as of the Closing Date as if made on the Closing Date and (b) the Purchaser has performed all obligations required under this Agreement to be performed by it at or prior to the Closing.

         5.3.4 Novation agreements in respect of the Contracts, executed by the Purchaser.

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6.       TERMINATION PRIOR TO THE CLOSING DATE

6.1 This Agreement may be terminated prior to the Closing Date only as follows:

         (a)      By mutual written consent of the Purchaser and the Seller;

         (b) By the Purchaser or the Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which prohibits the acquisition of the Purchased Assets by the Purchaser and such order, decree, ruling or other action shall have become final and non-appealable;

         (c) By the Purchaser (i) if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which breach would give rise to the failure of a condition set forth in clause 3, and which breach cannot be or is not cured within 30 days after the giving of written notice by the Purchaser to the Seller specifying such breach; or (ii) upon written notice to the Seller if any of the conditions in clauses 3.1 or 3.2 has not been satisfied as of 30 April 2002 or if satisfaction of such condition is or becomes impossible (other other primarily through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before 30 April 2002; or (iii) on or after 30 April 2002, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of representation, warranty, covenant or other agreement contained herein by the Purchaser;

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         (d)      By the Seller (i) if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement and which breach would give rise to the failure of a condition set forth in clause 3, and which breach cannot be or is not cured within 30 days after the giving of written notice by the Seller to the Purchaser specifying such breach; or (ii) upon written notice to the Purchaser if any of the conditions in clauses 3.1 or 3.3 has not been satisfied as of 30 April 2002 or if satisfaction of such condition is or becomes impossible (other than primarily through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition on or before 30 April 2002; or (iii) on or after 30 April 2002, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of representation, warranty, covenant or other agreement contained herein by the Seller.

6.2      Termination of this Agreement by any party hereto pursuant to clause
         6.1 shall be effected by the Purchaser or the Seller by delivering written notice thereof to the other party specifying the provision hereof pursuant to which such termination of the Transaction is made, and thereafter no party shall have any liability or obligation to the other party hereunder except for fraud or for breach of this Agreement prior to such termination of this Agreement.

6.3 The Purchaser and the Seller hereby waive the provisions of Article 1266 of the Indonesian Civil Code to the extent it requires a court pronouncement in respect of termination of this Agreement.

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7.       REPRESENTATIONS AND WARRANTIES OF THE SELLER

7.1 On the date of this Agreement, the Seller represents and warrants to the Purchaser that the Signing Warranties are true and correct, subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Purchaser in writing simultaneously therewith (the "SIGNING DISCLOSURE SCHEDULE").

7.2 On the date of this Agreement, the Seller represents and warrants to the Purchaser that the Asset Warranties are true and correct, subject to the qualifications and exceptions set forth in a disclosure schedule to be delivered to the Purchaser in writing simultaneously therewith (the "ASSET DISCLOSURE SCHEDULE").

7.3 At the Effective Time, the Seller represents and warrants to the Purchaser that the representations and warranties repeating each of the Signing Warranties and the Asset Warranties and updating each of them for new developments or additional disclosures in the case of the Signing Warranties since the date hereof, (the "CLOSING WARRANTIES") are true and correct in all material respect, subject to the qualifications and exceptions set forth in a disclosure schedule to be delivered to the Purchaser in writing simultaneously therewith (the "CLOSING DISCLOSURE SCHEDULE").

7.4 The Signing Warranties, the Asset Warranties and the Closing Warranties (together the "SELLER WARRANTIES") are qualified by the facts and circumstances fully and fairly disclosed in the Signing Disclosure Schedule, the Asset Disclosure Schedule and the Closing Disclosure Schedule (together the "SELLER DISCLOSURE SCHEDULES"), respectively. Each disclosure set forth in the Disclosure Schedules shall be identified by reference to, or grouped under a heading referring to, a clause in Schedule 1. Each such disclosure shall be deemed to be disclosed with respect to each such clause and to each other clause to which it reasonably relates.

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7.5      Each Warranty is to be construed independently and (except where this
         Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

7.6 Except as otherwise specifically set forth in this Agreement, Seller makes no express or implied warranty of merchantability or fitness for a particular purpose, or any other warranty as to the condition or operation of any Purchased Assets.

7.7      Limitations on Liability

         7.7.1 The Seller will have no liability (for indemnification or otherwise) with respect of the Seller Warranties in Part B of
                  Schedule 1 unless and until the total of any or all damages due to the Purchaser with respect to Seller Warranties equals or exceeds in the aggregate of Rp 3,501,534,148, in which case the Seller shall be liable for the entire amount of such damages; provided that in no event shall the Seller's liability for damages with respect to the Purchaser exceed in aggregate the Purchase Price.

8.       COVENANT OF THE SELLER

         From the date of this Agreement through the Effective Time, the Seller shall comply with Schedule 3.

9.       WARRANTIES OF THE PURCHASER

9.1 On the date of this Agreement, the Purchaser represents and warrants to the Seller that the Purchaser Warranties are true and correct, subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Seller in writing simultaneously therewith (the "PURCHASER DISCLOSURE SCHEDULE").

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9.2      The Purchaser Warranties are qualified by the facts and circumstances fully and fairly disclosed in the Purchaser Disclosure Schedule. Each disclosure set forth in the Purchaser Disclosure Schedule shall be identified by reference to, or grouped under a heading referring to, a clause in Schedule 2. Each such disclosure shall be deemed to be disclosed with respect to each such clause and to each other clause to which it reasonably relates.

9.3 Each Purchaser Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

10.      MUTUAL COVENANTS

10.1 Between the date of this Agreement and the Closing, the Seller will, upon delivery by the Purchaser of reasonable prior written notice (i) afford the Purchaser and its authorised representatives reasonable access to all books and records in relation to the Purchased Assets; and (ii) permit the Purchaser to make such inspections (including making such investigations and assessments, as the Purchaser deems necessary or appropriate in its sole and absolute discretion, of the Purchased Assets. The Purchaser and its authorised representatives shall conduct all such inspections in a manner that will minimise disruptions to the business and operations of Telkom Mobile and the Seller's other businesses.

10.2 Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Purchaser and the Seller shall use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and to cooperate with each other in order to do so, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the Transaction as promptly as practicable after receiving any necessary or desirable corporate approvals or other approvals (including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed

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         to consummate the Closing and the Transaction and the taking of such legal actions as are necessary to obtain any requisite Consents of any Governmental Entity and any other third party). In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Entity or other third party required to be obtained prior to the Closing.

10.3 Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transaction. Each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Entity regarding the Transaction. If any party hereto receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transaction, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

10.4 For a period of ten (10) years after the Closing Date, the Purchaser and the Seller shall provide each other with such reasonable assistance as may be requested by them in connection with the preparation of any Tax Return, any Tax audit or other examination by any Governmental Entity, or any judicial or administrative proceedings related to liability for Taxes. The Purchaser and the Seller shall retain and provide each other upon written request with records or information which may be relevant to such preparation, audit, examination, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

10.5 In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each of the Purchaser and the Seller shall use its reasonable efforts to take, or cause its directors, commissioners or other representatives to take, all such necessary, proper or advisable actions including, but not limited to, the Seller giving the Purchaser such information in the Seller's possession necessary in the process of registering the Purchased Assets required to be registered (the Purchaser to bear the cost of the Seller's reasonable expenses).

10.6 If any Contract, or any other instrument or arrangement cannot be assigned or transferred to the Purchaser except by an assignment or transfer made with the Consent of a third person or by a novation agreement:

         10.6.1 this Agreement shall not constitute an agreement to assign or transfer any interest in any Contract, or other instrument or arrangement, if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a third party or a novation agreement would constitute a breach or violation thereof, or affect adversely the rights of the Purchaser or the Seller thereunder; any transfer or assignment of any such Contract, or other instrument or arrangement that requires the Consent of a third party or novation agreement shall be made subject to such Consent or novation agreement being obtained; and from the date of this Agreement to the Effective Time, each party shall use reasonable efforts to obtain any such Consent or novation agreement; and

         10.6.2 in the event a Contract is not transferred to the Purchaser on or prior to the Closing Date, from the

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

                  period commencing on the Closing Date until such Contract is transferred to the Purchaser, each party shall continue to use reasonable efforts to obtain the third party's consent to the assignment, or achieve the novation, of such Contract.

10.7 If title to any of the Purchased Assets, including the Contracts, is not effectively vested in the Purchaser at Closing, the parties shall work together in good faith to allow the Purchaser to receive the benefits of such Purchased Assets until that Purchased Asset has been effectively vested in the Purchaser.

11.      LIABILITIES AND APPORTIONMENTS

11.1 On the Closing Date, the Seller shall transfer and the Purchaser shall assume, become liable for and agree to pay, discharge and perform, subject to clause 11.2, liabilities and obligations associated with the Contracts (the "ASSUMED LIABILITIES").

11.2 The Purchaser shall not assume, and the Seller shall retain and indemnify the Purchaser against, each of the following liabilities pursuant to this Agreement (collectively, the "EXCLUDED LIABILITIES"):

         11.2.1 liabilities, other than Assumed Liabilities, incurred by the Purchaser in connection with the Purchased Assets before the Effective Time;

         11.2.2 claims, other than Assumed Liabilities, by any person outstanding against the Seller before the Effective Time or arising by reason of any act or omission by it before the Effective Time; and

         11.2.3 all liabilities for breach of any Contract relating to the period prior to the Effective Time.

11.3 The Purchaser is responsible for all liabilities incurred by it in connection with the Purchased Assets from and after the Effective Time, including, without limitation, all expenses owed in connection with the Purchased Assets from and after the Effective Time and in connection with the Employees (including, without limitation, wages, accrued holiday pay, bonuses and other expenses in respect of the Employees) from and after the date of this Agreement.

12.      EMPLOYEES

12.1 Subject to clause 12.2 and acceptance of the employment by the Employees, the parties agree that the Employees shall become employees of the Purchaser, subject to the following conditions:

         12.1.1 there shall be no substantial change of job position, subject to performance and competence; and

         12.1.2 the minimum remuneration of an Employee shall be not less than that received by that Employee at the date of this Agreement.

12.2 The matters set out in clause 12.1 shall be provided for in detail in a separate agreement, including the arrangements/terms regarding pensions and welfare.

13.      COSTS

         Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

14.      GENERAL

14.1 An amendment to this Agreement is valid only if it is in writing and signed by or on behalf of each party.

14.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

14.3 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Closing.

14.4 This Agreement (i) constitutes the entire Agreement and supersedes all prior agreements and understandings (except the Cooperation Agreement provided that if there are conflicting provisions between the Cooperation Agreement and this Agreement the provisions of this Agreement shall prevail), both written and oral, between the parties with respect to the subject matter hereof and thereof; and (ii) not intended to confer any rights or remedies upon any third party other than the parties hereto and thereto.

14.5 Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity and enforceability of the remaining terms and provisions in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases or replace any invalid, void or enforceable term or provision with a term or provision that is valid and enforceable and it comes closest to expressing the intentions of the invalid or unenforceable term or provision.

14.6 At any time prior to the Closing Date, either party may (i) extend the time for the performance of any of applications or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party obtained in this Agreement or in any other document executed pursuant to this Agreement; or (iii) waive compliance by the other party of any of agreements or conditions contained in this Agreement. Any agreement on the part of the party to any such extension or waiver shall be valid only if set out in writing signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

15.      ASSIGNMENT

         Neither party may assign and transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.

16.      NOTICES

16.1 A notice on other communication under or in connection with this Agreement (a "NOTICE") shall be:

         16.1.1   in writing; and

         16.1.2 delivered personally or sent by fax to the party due to receive the Notice to the address set out in clause 16.3 or to another address, person or fax number specified by that party by not less than 7 days' written notice to the other party received before the Notice was dispatched.

16.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

         16.2.1 delivered personally, when left at the address referred to in clause 16.1.2; and

         16.2.2 sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

16.3     The Address referred to in clause 16.1.2 is:

                                                                            MARKED
NAME OF PARTY                 ADDRESS                 FACSIMILE      FOR THE ATTENTION OF
-----------------------------------------------------------------------------------------
  Seller          Jl. Japati No. 1 Bandung 40133,    (022)440-313    President Director
                  Indonesia
-----------------------------------------------------------------------------------------
  Purchaser       Graha Surya Internusa, Jl. H.R.   (021)527-2950    President Director
                  Rasuna Said Kav. X-0, Jakarta
                  12950, Indonesia
-----------------------------------------------------------------------------------------

17.      GOVERNING LAW AND ARBITRATION

17.1 This Agreement shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

17.2 The Purchaser and the Seller agree that if any difference, dispute, conflict or controversy (a "DISPUTE"), arises out of or in connection with this Agreement or its performance, including without limitation any dispute regarding its existence, validity, termination of rights or obligations of any party hereto, the Purchaser and the Seller will attempt for a period of thirty (30) days after the receipt of one party of a written notice from the other party of the existence of the Dispute to settle the Dispute by amicable settlement between the parties.

17.3 If the Purchaser and the Seller are unable to reach agreement to settle the Dispute within the thirty (30) day period set forth in clause 17.2, then either party, may submit the Dispute to a Board of Arbitration under the applicable rules of the Indonesian National Board of Arbitration (BANI) (the "BANI RULES"). The arbitration will be conducted in Bahasa Indonesia in Jakarta. Notwithstanding the provisions of clause 16, any notice of arbitration, response or other communication given to or by a party to the arbitration must be given and deemed received as provided in the BANI Rules.

17.4 The Board of Arbitration will consist of three arbitrators appointed in accordance with the BANI Rules.

17.5 The Board of Arbitration appointed must conduct the arbitration in accordance with this Agreement, the BANI Rules and the prevailing Indonesian laws and regulations relating (to arbitration ("ARBITRATION LAWS AND REGULATIONS"). Where this Agreement, the BANI Rules, or the Arbitration Laws and Regulations are silent as to the conduct of the arbitration proceedings, the Board of Arbitration must decide as to how the proceedings will be conducted. The parties shall each use their reasonable efforts to ensure that a hearing on the merits shall be commenced no later than three (3) months after the appointment of the third arbitrator, unless the parties agree on an extension of time or the tribunal extends such time for good cause shown. Each of the parties expressly agree to waive the applicability of Article 48(1) and
         Article 73(b) of Law No. 30 of 1999 on Arbitration and Alternative Dispute Resolution ("ARBITRATION LAW NO. 30") and agree that the arbitration proceedings need not be completed within a specified time.

17.6 Other than (i) an application for pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitral proceedings which may be made by either party or (ii) after the matter has been determined by the Board of Arbitration as provided in this clause 17, and then only for the enforcement of the arbitration award, neither the Purchaser nor the Seller will be entitled to commence or file any action in a court of law relating to any Dispute.

17.7 Except as otherwise permitted in the Arbitration Laws and Regulations, any decision of the Board of Arbitration in any matter within this clause 17 will be final, binding and incontestable and may be used as a basis for enforcement thereon in the Republic of Indonesia or elsewhere. The Board of Arbitration will be entitled to include in its decision a determination as to the payment of the cost and expenses of the arbitrators, the administrative costs of the arbitration, the legal fees incurred by the parties, the cost and expenses of witnesses and all other costs and expenses necessarily incurred in the opinion of the Board of Arbitration in order to properly settle the Dispute. Each of the parties renounce its right to appeal the decision of the panel of arbitrators in accordance with Article 70 of the Arbitration Law No. 30 and agrees that no party shall appeal the decision of the panel of arbitrators to any court.

17.8 The Purchaser and the Seller expressly agree (i) that the decisions of the Board of Arbitration must be made based on majority votes of the arbitrators, (ii) that the Board of Arbitration must state the reasons for its decisions in writing and must make the decisions entirely on the basis of applicable laws and not on the basis of the principle of ex aequo et bono, and (iii) that the mandate of the Board of Arbitration duly constituted in this Agreement will remain in effect until a final arbitration award has been issued by the Board of Arbitration.

18.      GOVERNING LANGUAGE

         This Agreement is concluded in both Bahasa Indonesia and English. In the event of any inconsistency or contradiction between the Bahasa Indonesia and English texts, the Bahasa Indonesia text shall prevail.

19.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF, the duly authorized representatives of Purchaser and Seller have executed this Agreement as of the date first written above.

PERUSAHAAN PERSEROAN (PERSERO) PT          PT TELEKOMUNIKASI SELULAR
TELEKOMUNIKASI INDONESIA TBK

                                           [STAMP]

by    : /s/ Muhammad Nazif                 by    : /s/ Mulia P. Tambunan
        ---------------------                      -----------------------
Name  : Muhammad Nazif                     Name  : Mulia P. Tambunan
Title : President Director                 Title : President Director